CODE OF ETHICS

Westwood Holdings Group, Inc.

Westwood Management Corp.

Westwood Trust

Westwood Advisors, L.L.C.

I.Introduction

The purpose of this Code of Ethics is to promote honest and ethical conduct, focus the Board of Directors and management of Westwood Holdings Group, Inc. ("WHG") and its subsidiaries on areas of ethical risk, provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to preserve the culture of honesty and accountability at the Companies (as defined below).

This Code of Ethics establishes rules of conduct for persons who are associated with the Companies. The Code governs their personal investment and other investment-related activities and is designed to prevent violations of the applicable federal securities laws and mitigate conflicts of interest.

The basic rule is very simple: Put the client's interests first. The rest of the rules elaborate this principle. This Code is intended to assist the Companies in fulfilling their obligations under the law. Article II sets forth to whom the Code applies, Article III deals with personal investment activities, Article IV deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

The Code is very important to the Companies and their employees. Violations can not only cause the Companies embarrassment, loss of business, legal restrictions, fines and other punishments, but for employees can lead to demotion, suspension, termination, ejection from the securities business, and large fines.

Annually, each Covered Person will receive a copy of this Code and any amendments thereto and will provide the Chief Compliance Officer with a written acknowledgment of their receipt.

II.Applicability

A.The Code applies to each of the following:

1.The Companies named or described at the top of page one of the Code and all entities that are under common management with these Companies or otherwise agree to be subject to the Code ("Affiliates").

2.Any officer, employee-director, or employee of any Company or Affiliate, and, as may be determined by the Chief Compliance Officer on a case-by-case basis, any other non- employee, consultant, or long-term contract employee of any Company or Affiliate.

3.In the case of any non-employee, consultant, or long-term contract employee, the Chief Compliance Officer shall notify such individual as to whether he or she is considered a Covered Person (as defined below).

B.Definitions

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1.Beneficial Ownership. Ownership of a security where a Covered Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (1) Voting power which includes the power to vote, or to direct the voting of, such security; and/or, (2) Investment power which includes the power to dispose, or to direct the disposition of, such security.

2.Chief Compliance Officer. The person designated as WHG's Chief Compliance Officer. Actions and approvals to be taken by the Chief Compliance Officer under this Code may be delegated by the Chief Compliance Officer to other members of the Legal and Compliance Department.

3.Clients. Investment advisory accounts maintained with any of the Companies or Affiliates by any person, other than Covered Person Accounts.

4.Companies. The companies named or described at the top of page one of this Code.

5.Compliance Monitoring System. My Compliance Office (also known as MCO) or such other similar system or software as the Companies may use from time to time for their electronic compliance monitoring activities.

6.Covered Persons. The Companies and the persons described in item (A) above.

7.Covered Person Account. Includes all advisory, brokerage, trust or other accounts or forms of direct Beneficial Ownership in which one or more Covered Persons and/or one or more members of a Covered Person's immediate family have a substantial proportionate economic interest excluding 529 Plans and any accounts with Westwood Trust for the benefit of the employee or their immediate family over which such individuals do not have investment discretion. Immediate family includes a Covered Person's spouse and minor children and any family member living in the same household as the Covered Person. A substantial proportionate economic interest will generally be 10% of the equity in the account in the case of a Covered Person and 25% of the equity in the account in the case of all Covered Persons in the aggregate, whichever is first applicable. Investment partnerships and similar indirect means of ownership other than registered open-end investment companies are also treated as accounts.

Bona fide error accounts of the Companies and the Affiliates are not considered Covered Person Accounts:

8.Executive Manager. The Chief Executive Officer ("CEO"), the co-Directors of Equity Portfolios, the Director of Equity Research of WHG, the Director of Multi Asset Portfolios or the senior operating person of Westwood International Advisors Inc.

9.Fund Clients. Clients that are registered investment companies or series thereof.

10.Portfolio Managers. Covered Persons who are principally responsible for investment decisions with respect to any Westwood Strategies.

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11.Security. Any financial instruments treated as a security for investment purposes and any related instruments such as futures, forward or swap contracts entered with respect to one or more securities. However, the term Security does not include securities issued by the Government of the United States (e.g., Treasury bonds, Treasury notes, and Treasury bills), bankers' acceptances, bank certificates of deposit, and commercial paper.

12.Westwood Strategy. Products managed and controlled by (a) Westwood Management Corp., other than the Custom Asset Allocation accounts, (b) Westwood Advisors, L.L.C., or (c) Westwood Trust, with respect to its proprietary model accounts only. For the sake of additional clarity, a strategy that is managed by a sub-advisor or independent third party is not considered a Westwood Strategy.

III.Personal Account Reporting

A.Initial Holdings Report

No later than 10 business days after beginning employment or otherwise becoming a Covered Person, each Covered Person must submit an Initial Holdings Report through the Compliance Monitoring System containing the following information for all accounts that can hold securities excluding 529 Plans:

1.The title, number of shares and principal amount of each Security in which the Covered Person had any direct or indirect Beneficial Ownership when the person became a Covered Person;

2.The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Securities were held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

3.The date that the report is submitted.

B. Monitoring of Covered Accounts

Covered Persons must direct brokerage and other firms with which they have Covered Person Accounts to furnish to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of, and account statements concerning, all personal Securities transactions or to allow an electronic feed of such statements and confirmations to the Compliance Monitoring System.

C.Quarterly Transaction Reports

Every Covered Person must submit a quarterly transaction affirmation through the Compliance Monitoring System, containing the information set forth in paragraph C.2. below with respect to transactions in any Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect Beneficial Ownership in the Security, subject to the exceptions listed below in paragraph E. The required Transaction Report information is provided in the Compliance Monitoring System quarterly transaction affirmation for all personal brokerage accounts that are directly linked in the system. For those accounts that are not directly linked in the Compliance Monitoring System, the Covered Person must certify that they have reported all brokerage accounts containing reportable securities in the system and that they have requested from the broker that Westwood receive duplicate statements and transaction confirmations for all non-linked accounts. If

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the necessary transaction and brokerage account information is not being provided to Westwood through either of the above methods, the Covered Person must create and upload a Transaction Report into the Compliance Monitoring System as part of their quarterly transaction affirmation.

1.The Transaction Report must be submitted to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter in which the transaction or account to which the report relates was effected or established, and the report must contain the date that the report is submitted.

2.A Transaction Report must contain the following information:

a.The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Security involved;

b.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.The price at which the transaction was effected;

d.The name of the broker, dealer or bank with or through whom the transaction was effected; and

e.The date the Covered Person submits the report.

3.This report must contain the following information with respect to accounts established:

a.The name of the broker, dealer or bank with whom the account was established; and

b.The date the account was established.

4.In addition to the quarterly transaction affirmation, employees with Managed Accounts will be required to certify in the Compliance Monitoring System on a quarterly basis that they have fully delegated investment responsibility for such accounts to a third party.

D.Electronic or duplicate brokerage statements in lieu of reports.

A Covered Person will be deemed to have complied with the quarterly transaction report requirements of this Article III insofar as the Chief Compliance Officer receives in a timely fashion either electronic or duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described or an electronic feed of such statements and confirmations through the Compliance Monitoring System.

E.Transaction Report Exceptions

A Covered Person is not required to submit a report in the following instances:

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1.A Covered Person need not make a report with respect to any transactions over which such person does not have any direct or indirect influence or control; and

2.A Covered Person need not make a report with respect to any transactions effected pursuant to an automatic investment plan (this includes dividend reinvestment plans).

F.Ownership Admission

Any report submitted to comply with the requirements of this Article III may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

G.Annual Holdings Report

1.Each Covered Person must certify on an annual basis that he or she has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and that he or she is not subject to any regulatory disability described in the annual certification form.

2.All Annual Holdings Reports will be submitted through the Compliance Monitoring System. The report will contain the following information (which information must be current as of a date no more than 30 days before the report is submitted):

a.The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Covered Person had any direct or indirect Beneficial Ownership;

b.The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any Securities are held for the direct or indirect benefit of the Covered Person; and

c.The date that the report is submitted.

3.The following Covered Person Accounts are only required to be reported and monitored annually as part of the Annual Holdings Report and are not subject to the intra-year monitoring set forth above in paragraph B:

a.Managed Accounts - accounts in which one or more Covered Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons/entities who have no affiliation with the Companies and with respect to which no Covered Person has, in the judgment of the Chief Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process.

b.401(k) accounts that can only hold mutual funds.

IV. Personal Trading Restrictions

A.Basic Restriction on Investing Activities

If a Security is owned in any Westwood Strategy, excluding municipal securities, such Security or

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any related Security (such as an option, warrant or convertible security) may not be purchased or sold for any Covered Person Account subject to the previously owned related Security exception set forth in paragraph (B) and permitted exceptions set forth in paragraph (G) below. If a Covered Person owns a Security that is subsequently purchased in any Westwood Strategy, the Covered Person may not sell such Security until it is sold out of all Westwood Strategies subject to the permitted exceptions set forth in paragraph (G) below. If a purchase or sale order is pending for any Westwood Strategy by any Company or Affiliate, any request to purchase or sell such Security or any related Security (such as an option, warrant or convertible security) for a Covered Person Account will be denied unless the request complies with the permitted exceptions set forth in paragraph (G) below. If a Security is under active consideration for purchase in any Westwood Strategy by any Company or Affiliate, any request to purchase or sell such Security or any related Security (such as an option, warrant or convertible security) for a Covered Person Account may be denied at the discretion of the Chief Compliance Officer and the Executive Manager.

For further restrictions on the purchase or sale of WHG securities, please refer to the Amended and Restated Insider Trading Policy.

B.Investments Owned Prior to Employment (Amnesty Period)

If a Security or a related Security that is owned in a Westwood Strategy is also owned by a Covered Person when such person becomes a new employee, such Covered Person will have two weeks from the date of their employment orientation (the "Amnesty Period") to decide whether they want to sell their position in the Security, and all sales must occur within the Amnesty Period. After Amnesty Period, all future transactions in such Security will be subject to paragraph (A). Covered Persons must obtain pre-clearance approval for any Security or related Security traded during the two-week window.

C.Initial Public Offerings

No Security or related Security may be acquired in an initial public offering ("IPO") for any Covered Person Account, unless the IPO is granted as part of an employee benefit plan to a non-employee Covered Person (for example, an employee's spouse is awarded IPO shares from his or her employer).

D.Blackout Period

No Security or related Security may be bought, sold or exercised for any Covered Person Account during the period commencing three (3) business days prior to and ending three (3) business days after the purchase or sale (or entry of an order for the purchase or sale) of that Security or any related Security for the account of any Client unless the transaction falls under the exception set forth in paragraph III.(B) or complies with the permitted exceptions set forth in paragraph (G).

E.Short-Term Trading

1.No shares of WHG stock or any Security or related Security that is held within a Westwood Strategy may, within a 60-day period, be bought and sold or sold and bought at a profit for any Covered Person Account.

2.If WHG stock or any Security or related Security that is held within a Westwood Strategy is, within a 60-day period, bought and sold or sold and bought for a profit in violation of this provision in any Covered Person Account, then any resulting profits must be disgorged. For purposes of disgorgement, profit recognition is based upon the difference

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between the most recent purchase and sale prices for the most recent transactions. Accordingly, profit recognition for disgorgement purposes may differ from the capital gains calculations for tax purposes.

3.The use of any disgorged profits will be at WHG's discretion, and the employee will be responsible for any tax and related costs.

4.For the purpose of the short-term trading restriction, the expiration of an option within 60 days of the initial purchase or sale is not considered a sale of a Security.

F.Exempt Transactions.

The following transactions are exempt from the restrictions set forth in paragraphs (A), (B) and

(D) above and do not require pre-clearance under paragraph (H) below:

1.Participation in an ongoing automatic investment plan including 401K plans or an issuer's dividend reinvestment or stock purchase plan;

2.Participation in any transaction over which no Covered Person had any direct or indirect influence or control, involuntary transactions (such as mergers, inheritances, gifts, etc.);

3.The donation of Company stock does not require pre-clearance approval so long as the director, officer or employee donating the stock complies with the Company's Insider Trading Policy and does not possess material nonpublic information about the Company at the time of donation; and

4.Purchases and sales of shares of registered open-end investment companies other than shares of investment companies advised or sub-advised by the Companies ("Non- Affiliated Funds").

G.Permitted Exceptions

Purchases and sales of the following Securities for Covered Person Accounts are exempt from the restrictions set forth in paragraphs (A), (D) and (E) above if such purchases and sales comply with the pre-clearance requirements of paragraph (H) below:

1.De minimis trades of any Security or related Security (such as an option, warrant or convertible security) that is owned in a Westwood Strategy, subject to the following parameters:

a.The issuer of the security must have a common equity market capitalization greater than $5 billion USD;

b.The transaction is limited to 100 shares or $10,000 USD (whichever value is greater);

c.Covered Persons are limited to a maximum of 3 such de minimis trades per month; de minimis bond trades may be consolidated within a calendar month, with approval; and

d.Subject to these parameters, a Covered Person may sell a Security that is

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owned in a Westwood Strategy or buy a Security that Westwood is selling out of a Strategy; however, a Covered Person cannot take a position contrary to the position taken in a Westwood Strategy (e.g., cannot short a Security or hold a long PUT position in a Security where Westwood holds long position in the Security).

2.Shares of registered open-end investment companies and certain other pooled vehicles advised or sub-advised by the Companies ("Affiliated Funds"). For reference, a list of such funds which require pre-clearance is set forth in Exhibit A.

3.Exchange traded funds.

4.Closed-end funds.

5.The exercise of voluntary corporate actions is exempt if the pre-clearance procedures for the purchase of the security to which the actions relate were satisfied.

In addition to the exceptions set forth above, purchases and sales of Securities for Covered Person Accounts that are established for the sole purpose of product development are exempt from the restrictions set forth in paragraphs (A), (D), and (E) above and do not need to comply with the requirements of paragraph (H) below if such accounts are disclosed as Managed Accounts in the Compliance Monitoring System and are subject to regular review by the Risk Management team to ensure compliance with the investment strategy for which the product is being developed and to ensure the product development account is not being favored.

H.Pre-Clearance of Personal Securities Transactions

Unless exempt from pre-clearance as set forth in this Code, no Security or related Security (such as an option, warrant or convertible security) may be bought, sold or exercised for a Covered Person Account unless (i) the Covered Person obtains prior approval from an Executive Manager and the Chief Compliance Officer; (ii) the approved transaction is completed on the same day or within two (2) business days after approval is received; and

(iii) the Chief Compliance Officer or an Executive Manager does not rescind such approval prior to execution of the transaction. (See paragraph (J) below for details of the Pre- Clearance Process.) Pre-clearance of personal securities transactions is typically executed through the Compliance Monitoring System.

I.Westwood Private Funds and Other Private Placements

The purchases or sales of Securities that are not publicly traded (including shares or other participation in Westwood-affiliated private funds) will not be approved unless the Covered Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Client) and the Chief Compliance Officer and an Executive Manager conclude, after consultation with one or more of the relevant Portfolio Managers, that the Companies would have no foreseeable interest in investing in such Security or any related Security for the account of any Client, or, if the Companies have such an interest, that the Covered Person's investment in the Security would not disadvantage a Client's investment in the Security or operate to usurp a Client's opportunity to make an investment in the Security.

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J.Pre-Clearance Process

1.No Security may be purchased or sold for any Covered Person Account unless the particular transaction has been approved as required by this Code in the Compliance Monitoring System or in writing by an Executive Manager and the Chief Compliance Officer.

2.For Covered Person Accounts covered by paragraph J.1. above, an electronic pre- clearance request must be submitted through the Compliance Monitoring System, and an emailed notification of pre-clearance must be received prior to the entry of an order. If an employee cannot enter an electronic pre-clearance request through the Compliance Monitoring System for any reason, a pre-clearance request can be made by completing and submitting a Trading Approval Form, attached as Exhibit B, to the Chief Compliance Officer for approval by the Chief Compliance Officer and an Executive Manager prior to the entry of an order.

After reviewing the proposed trade and the level of potential investment interest on behalf of Clients in the Security in question, the Chief Compliance Officer and an Executive Manager shall approve (or disapprove) a pre-clearance request on behalf of a Covered Person as expeditiously as possible. Transactions described in paragraph

(G) above will generally be approved unless it is believed for any reason that the Covered Person Account should not trade in such Security at such time. The Chief Compliance Officer may establish automated processes for approving certain types of transactions in lieu of manual pre-trade reviews.

3.Once a Covered Person's pre-clearance request is approved, the transaction must be executed within two (2) business days after receiving approval ("Approved Period").

If the Covered Person's trading order request is not approved, or is not executed within the Approved Period, the clearance lapses, although such trading order request may be resubmitted after such lapse. An exception to this rule applies when pre-clearance is requested for a transaction in WHG stock during an open Trading Window, in which case the pre-clearance remains effective throughout the Trading Window and expires when either the requested number of shares has been executed or the Trading Window closes.

4.Trading pre-clearance approval for the Chief Compliance Officer must be obtained from the General Counsel or Associate General Counsel and an Executive Manager. Trading pre-clearance approval for an Executive Manager must be obtained from the Chief Compliance Officer and a different Executive Manager.

5.The Chief Compliance Officer shall review all pre-clearance requests, all initial, quarterly and annual disclosure certifications and the trading activities on behalf of all Westwood Strategies with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code. The Chief Compliance Officer shall periodically review confirmations from brokers to assure that all transactions effected for Covered Person Accounts are effected in compliance with this Code.

V.Other Investment-Related Restrictions

A.Material Nonpublic Information

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A Covered Person may come in contact with material nonpublic information about WHG or any other issuer in the ordinary course of business or based on a personal or professional affiliation with an issuer. In no case may a Covered Person conduct personal trades in the securities of an issuer while in possession of material nonpublic information about the issuer; and, at times, trading in the securities of any such issuer may be limited or restricted for all Covered Persons and/or for the firm as a whole even if only one Covered Person is aware of the information.

1.Wall Cross Securities. In the ordinary course of business, a Covered Person may receive access to material nonpublic information about another issuer related to a "wall- crossed" or "pre-marketed" public offering deal. Upon receipt of such information, the Covered Person shall immediately inform the Compliance Department that he or she possesses such information and/or that a Westwood strategy may participate in the deal. The Compliance Department shall then add the security to a firm-wide Wall Cross restricted list in the trade order management system(s) and to the restricted lists in the Compliance Monitoring System to restrict all firm and personal trades involving any such security. The restricted lists in these systems will automatically block any trades until the Compliance Department removes the security from the restricted lists. Securities shall only be removed from the lists once the information has been made public.

2.Employee-Affiliated Securities. A Covered Person may receive access to material nonpublic information about another issuer based on a personal or professional affiliation with the issuer (an "Employee-Affiliated Security"). For example, a Covered Person may serve on the board of directors of another issuer, or a Covered Person's spouse may be employed by an issuer and have access to material nonpublic information. The Compliance Department identifies any such affiliations based on the outside business activities and initial and ongoing holdings disclosures that all Covered Persons are required to make in the Compliance Monitoring System. When an Employee-Affiliated Security is identified, the Compliance Department shall place the security on a watch list in the trade order management system(s) and the Compliance Monitoring System. Firm-level and personal trade requests involving any such security will be automatically restricted and flagged for review by the Compliance Department, at which point the Chief Compliance Officer shall review the proposed trade and determine whether it is appropriate to lift the restriction for the trade under the circumstances. In making such determination, the Chief Compliance Officer shall consider (a) the nature of the affiliation with the issuer, (b) any limitations the issuer has placed on transactions in its securities, (c) the likelihood that the employee affiliated with the security is aware of material nonpublic information and/or could have shared it, (d) who is requesting the trade and whether the trade is for a Covered Person Account or a Client account, (e) the size, timing, and direction of the trade, (f) past practice, and (g) such other factors as may be relevant under the circumstances. The Chief Compliance Officer shall document the reasons for the determination. The security shall remain on the watch list until the affiliation has ended, at which point the Chief Compliance Officer or other senior member of the Compliance Department will authorize the removal of the restrictions on the security.

VI. Conflicts of Interest

Covered Persons are prohibited from engaging in any activity, practice, or act which conflicts with, or appears

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to conflict with, the interests of the Companies, its customers, or vendors.

Covered Persons are required to fully disclose any potential conflict of interest to the Compliance Department via the Compliance Monitoring System.

A conflict of interest exists when you, knowingly or unknowingly, engage in any activity that may compromise you, another employee, or the Company in its relationship with a customer, vendor, or competitor.

A.Gifts & Entertainment. Potential conflicts of interest with a customer, vendor, or competitor may include soliciting business for personal gain, accepting gifts other than those of nominal value (not more than $100), or requesting favors, discounts, or services.

a.Gifts Received: No Covered Person shall accept any gift or other item of more than $100 in value from any Client, competitor, or any person or entity that does business with or on behalf of any Client;

b.Entertainment Received: Covered Persons shall report accepted offers of entertainment (dinners, sports/concert events, etc.) from any person or entity that does business with or on behalf of any Client;

c.Gifts Given: Covered Persons shall report all gifts or other items of value given to any Client, competitor, vendor or any person or entity that does business with or on behalf of any Client in all instances where such Covered Persons are acting in their capacity as representatives of the Companies;

d.Entertainment Given: Covered Persons shall report all offers of entertainment accepted by any Client, competitor, vendor or any person or entity that does business with or on behalf of any Client in all instances where such Covered Persons are acting in their capacity as representatives of the Companies;

e.Reporting of gifts and entertainment shall be made through the Compliance Monitoring System or through our expense management system in the case of reimbursable gifts that are given; and

f.Westwood's Compliance Department (in conjunction with all employees servicing Clients) shall track all gifts and entertainment, if any, offered to and accepted by Taft-Hartley Clients.

B.Outside Business Activities.

Potential conflicts of interest may arise in connection with a Covered Person's activities outside the scope of their employment with the Company. All Covered Persons are required to disclose their outside business activities upon hire and are required to obtain pre-clearance approval for any new outside business activities engaged in after hire. No Covered Person shall participate in any outside business activity without prior written authorization from his or her supervisor and the Chief Compliance Officer based upon a determination that the activity would not be inconsistent with the interests of the Company or Clients or in violation of this Code or the Code of Business Conduct. Generally, outside business activities requiring disclosure and/or pre-clearance approval fall under the following categories:

1.Outside Activities: Activities that must be reported and/or pre-cleared include (i) any outside activity involving work for another financial services firm or (ii) any recurring

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outside activity, whether for compensation or not, that regularly obligates the Covered Person to consistently take time off work

2.Service as a Director or Trustee: No Covered Person shall serve (i) as a director on the board of a publicly traded company, or any company with which the Companies do or may do business, or any company in which any Westwood strategy has an interest, or on the board of a professional organization, (ii) as a trustee at a charitable or other non- profit organization with which the Companies do or may do business, or (iii) in any other position that may involve a level of influence or control over the financial dealings or decisions of any such organization, without prior written authorization from the Chief Compliance Officer and the Covered Person's supervisor based upon a determination that the board service would not be inconsistent with the interests of the Clients or in violation of this Code or the Code of Business Conduct.

C.SEC Pay-to-Play Rule – Political Contributions

Covered Persons are permitted to make political contributions to elected officials, candidates, and others in a manner that is consistent with regulatory requirements and Westwood's Policies & Procedures Manual. All Covered Persons are subject to Westwood's political contributions rules set forth below, although whether a Covered Person is considered a "Covered Associate," as defined in the SEC's Pay-to-Play Rules, is a determination that will be made by the Compliance Department on a case-by-case basis.

It is never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our policy is to restrict, monitor, and require prior approval of any political contributions.

1.Every Covered Person who is newly hired must provide information to the Chief Compliance Officer no later than 30 days after his or her date of hire regarding any political contributions made within the preceding two years of his or her date of hire.

2.Prior to accepting a new advisory client that is a government entity, the Chief Compliance Officer will review any political contributions made by Covered Persons.

3.No political contribution may be made by any Covered Person unless the contribution has been approved by the Chief Compliance Officer in advance.

4.An electronic pre-clearance request must be submitted through the Compliance Monitoring System (including the name and title of the recipient, the amount, and the anticipated date of the contribution), and an emailed notification of pre-clearance must be received before the contribution is made.

5.After reviewing the proposed contribution to the candidate and the level of potential involvement the Companies may have with such candidate or a government entity with which such candidate is or may become affiliated, the Chief Compliance Officer, and an Executive Manager when appropriate, will approve (or disapprove) a pre-clearance request as expeditiously as possible. Proposed contributions will generally be approved unless it is believed for any reason that the Covered Person's contribution may currently or in the future violate the Pay-to-Play Rules.

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6.Contribution pre-clearance approval for the Chief Compliance Officer must be obtained from the Associate General Counsel and an Executive Manager.

7.On an annual basis, Covered Persons must submit disclosure certifications regarding their political contributions and must ensure that all required information (including the name and title of each recipient, the amount, and the exact date each contribution was ultimately made) is disclosed.

D.Disclosure of Conflicts

Full disclosure to the Compliance Department of any potential conflict of interest is required as soon as such potential conflict is discovered. If you believe that unusual circumstances justify your engaging in an activity that may result in a conflict of interest, you may request in writing that the Compliance Department review the situation and grant a waiver in consultation with senior management, which consists of the Chief Executive Officer, General Counsel & Chief Compliance Officer, and Head of Westwood Trust Operations.

VII. Reports and Additional Compliance Procedures

A.Reporting of Violations

Violations of the Code of Ethics must be promptly reported to the Chief Compliance Officer.

1.Anonymous reporting is acceptable; and

2.All violations will be reviewed by the Compliance Department and/or the Westwood Holdings Group, Inc. Audit Committee.

B.Board Reporting for Fund Clients

At least annually (or quarterly in the case of Items 4 and 5 below), each of the Companies that has a Fund Client or that provides principal underwriting services for a Fund Client, shall, together with each Fund Client, furnish a written report to the Board of Directors of the Fund Client that:

1.Describes any issues arising under the Code since the last report;

2.Certifies that Companies have developed procedures concerning Covered Persons' personal trading activities and reporting requirements relevant to such Fund Clients that are reasonably necessary to prevent violations of the Code;

3.Recommends changes, if any, to the Fund Clients' or the Companies' Codes of Ethics or procedures;

4.Provides a summary of any material or substantive violations of this Code by Covered Persons with respect to such Fund Clients which occurred during the past quarter and the nature of any remedial action taken; and

5.Describes any material or significant violations or "exceptions" to any provisions of this Code of Ethics as determined under Article VI below.

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VIII. Certifications

Annually, each Covered Person must certify that he or she has read and understood the Code and recognizes that he or she is subject to such Code. A Covered Person's initial Code of Ethics certification will be submitted through the Compliance Monitoring System. All other certifications will be submitted through the Compliance Monitoring System.

IX. Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Compliance Department will determine appropriate sanctions. The Chief Compliance Officer will consult on sanctions with senior management and the Covered Person's supervisor if necessary. In addition, the Board of Directors of the relevant Company or of the relevant Fund Client, whichever is most appropriate under the circumstances, may impose on that person whatever sanctions the Board deems appropriate, including, among other things, disgorgement of profit, censure, suspension, or termination of employment. Violations of requirements of this Code by employees or Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Board of Directors of any relevant Company or Fund Client, as applicable.

X.Waivers

A.The Compliance Department, in consultation with senior management, when necessary, reserves the right to grant, on a case-by-case basis, waivers to any provisions under this Code that would not be violations of Rule 204A-1. Any waivers made hereunder will be maintained in writing by the Compliance Department.

B.Requests for waivers to the personal investing restrictions set forth in Article III of this Code must be submitted in writing to the Chief Compliance Officer along with any Trading Approval request required for the transaction. Following are guidelines that will be considered when reviewing requests for personal investing restriction waivers:

1.Access to research/analyst information: an employee requesting a waiver should have little or no access to research/analyst information;

2.De minimis trade: if an employee requests a waiver for a transaction in a security that is held in a Westwood Strategy, the transaction must, in the opinion of the Chief Compliance Officer, be a de minimis trade, i.e., a small number of shares in a security with a large market cap and a high average trading volume that is not likely to adversely affect the price of the security; or

C.Expiration of stock options: the exercise of stock options granted by a previous employer that are about to expire.

XI. Preservation of Documents

This Code, a copy of each report by a Covered Person, a record of any violation of this Code and any action

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taken as a result of the violation, a record of all written acknowledgments for each Covered Person, any written report made hereunder by the Companies or the Chief Compliance Officer, lists of all persons required to make reports, a list of any waivers, and the reasons therefor, with respect to Article III, and any records with respect to transactions pursuant to Article III above, shall be preserved with the records of the relevant Company and any relevant Fund Client for the period required by Rule 204A-1 and Rule 17j-l.

XII. Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by the Companies, the Affiliates or the Fund Clients.

All activities of the Company must be conducted in full compliance with all applicable laws and regulations. Senior management should be informed regarding all matters pertinent to the Company's position regarding such laws and regulations. The Company expects all employees to follow the spirit as well as the letter of the law. In addition, Covered Persons are expected to fully comply with the Company's Amended and Restated Insider Trading Policy that prohibits illegal insider trading and the use of material non-public information. All employees are expected to cooperate fully with the Company's internal and outside auditors, attorneys, and regulatory examiners.

XIII. Further Information

If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, they should consult the Chief Compliance Officer.

Updated July 26, 2022

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Exhibit A

List of Affiliated Funds That Require Pre-Clearance for Personal Investing Activities

Westwood Quality Value Fund – WHGLX, WWLAX, WWLCX

Westwood Quality MidCap Fund - WWMCX

Westwood Quality SMidCap Fund – WHGMX & WWSMX

Westwood Quality SmallCap Fund – WHGSX, WWSYX, WHGAX, WHGCX

Westwood Quality AllCap Fund – WQAIX & WQAUX

Westwood Alternative Income Fund – WMNIX, WMNUX, WMNAX, WWACX

Westwood Total Return Fund – WLVIX, WWTAX, WTOCX

Westwood Income Opportunity Fund – WHGIX, WWIAX, WWICX

Westwood High Income Fund – WHGHX, WSDAX, WWHCX

Westwood SmallCap Growth Fund - WSCIX

Morningstar U.S. Equity Fund – MSTQX

Teton Westwood Equity Fund

Teton Westwood Balanced Fund

Principal Investors Fund – LargeCap Value Fund III

RBC Private U.S. Value Equity Pool

Timothy Plan Large/Mid-Cap Value Fund

Timothy Plan Small-Cap Value Fund

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Exhibit B

PRE-CLEARANCE TRADING APPROVAL FORM

I, _________________________________________________ (name), am a Covered Person or authorized officer thereof and seek pre-clearance to engage in the transaction described below, for the benefit of myself or another Covered Person:

Acquisition or Disposition (circle one)

Name of Account:

Account Number:

Date of Request:

Security (Name & Ticker):

Amount or # of Shares:

Broker:

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Code of Ethics and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Signature: _________________________	Print Name: ________________________

Approved or Disapproved: (circle one)

Date of Approval: _____________________________

Signature: _________________________	Print Name: ________________________

Compliance Approval: ______________________________

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